Exhibit 99.1

FOR IMMEDIATE RELEASE: December 23, 2009

Media Contact:

Roger Johnson, Overstock.com, Inc.

+1 (801) 947-4430

rojohnson@overstock.com

Investor Contact:

Kevin Moon, Overstock.com, Inc.

+1 (801) 947-3282

kmoon@overstock.com

Overstock.com Announces Financing Agreement with U.S. Bank

SALT LAKE CITY — Overstock.com, Inc. (NASDAQ: OSTK) today announced that it signed a financing agreement with U.S. Bank N.A. to provide a revolving line-of-credit financing facility of up to $20 million. The facility terminates on October 2, 2011. The applicable interest rate for borrowings to support working capital needs is 250 basis points above LIBOR and 100 basis points above LIBOR for cash collateralized letters of credit.

“It is great to have U.S. Bank as our new business partner in this financing agreement,” said Patrick Byrne, Chairman and CEO of Overstock.com. “While I anticipate running the business from our positive operating cash flow, it is nice to have this new financing agreement in place should we need it.”

“We appreciate how U.S. Bank has partnered with us to provide a financing structure that meets the specific needs of our business,” said Jonathan Johnson, President of Overstock.com. “We reviewed several financing options from various institutions, and the U.S. Bank proposal best met the long-term needs of the company.”

About Overstock.com

Overstock.com, Inc. is an online retailer offering brand-name merchandise at discount prices.  The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory distribution channel.  Overstock.com, headquartered in Salt Lake City, is a publicly traded company listed on the NASDAQ Global Market System and can be found online at http://www.overstock.com. Overstock.com regularly posts information about the company and other related matters on its website under the heading “Investor Relations.”

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Overstock.com® is a registered trademark of Overstock.com, Inc. All other trademarks are the property of their respective owners.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements regarding the company’s ability to run its business from its operating cash flow, maintaining positive operating cash flow, and the ability of U.S. Bank to meet the company’s long-term needs. Our Form 10-K/A for the year ended December 31, 2008, our subsequent quarterly reports on Form 10-Q, or any amendments thereto, and our other subsequent filings with the Securities and Exchange Commission identify important factors that could cause our actual results to differ materially from those contained in our projections, estimates or forward-looking statements.